Exhibit 99.1

Contact:	Atish Shah
VP — Investor Relations
(310) 205-8664 phone
atish_shah@hilton.com

HILTON ANNOUNCES CONVERSION PERIOD FOR

3.375% CONVERTIBLE SENIOR NOTES

BEVERLY HILLS, CA., April 3, 2007 — Hilton Hotels Corporation (NYSE:HLT) today announced that its 3.375% Convertible Senior Notes due 2023 will remain convertible into Hilton common stock at the option of the holders during the fiscal quarter ending June 30, 2007.

The 3.375% Notes remained convertible because the closing sale price of Hilton’s common stock for at least 20 consecutive trading days during the 30 consecutive trading day period ending on the last trading day of the calendar quarter ended March 31, 2007 was greater than 120% of the conversion price in effect on such last trading day. The 3.375% Notes are currently convertible at a conversion price of $22.50 per share, which represents a conversion rate of approximately 44.4444 shares of Hilton’s common stock per $1,000 principal amount of Notes.

Hilton will not make any further public announcement on this subject unless and until the trading price condition for conversion of the 3.375% Notes is no longer satisfied.  Until such further public announcement is made, the 3.375% Notes will be convertible into Hilton common stock in accordance with the terms and subject to the conditions of the Notes and the Indenture under which the Notes were issued.

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